Exhibit 15.1

May 5, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated May 5, 2016 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries (the "Company") for the three month periods ended March 31, 2016 and March 31, 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2016 is incorporated by reference in its Registration Statements on Form S-8 (No. 333-184383) and Form S-3 (No. 333-187816).
Very truly yours,
/s/ PricewaterhouseCoopers LLP